EXHIBIT 99.1

2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Mark Roth	Jeff Elliott or Geralyn DeBusk
VP of Corporate Development & Treasurer	972-458-8000
402-827-6226
Lindsay Corporation Reports Fiscal 2009 First Quarter Results
OMAHA, Neb., December 17, 2008—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal first quarter ended November 30, 2008.
First Quarter Results
First quarter fiscal 2009 total revenues increased 49 percent to $113.1 million from $75.9 million for the year-ago period. Net earnings were $6.3 million or $0.51 per diluted share, compared with $4.4 million or $0.36 per diluted share, in the prior year’s first quarter.
Total irrigation equipment revenues increased 52 percent to $86.0 million from $56.5 million in the prior fiscal year’s first quarter. Domestic irrigation revenues increased 55 percent, while international irrigation revenues improved 47 percent from the prior year’s first quarter. Infrastructure revenues were $27.2 million compared with $19.4 million in the prior year period, an increase of 40 percent.
Gross margin was 25.3 percent compared to 25.4 percent a year ago with improved irrigation margins offset by lower infrastructure margins resulting from unfavorable product mix and factory efficiency variances in the quarter.
Operating expenses were $16.9 million, increasing $4.1 million over the first quarter of the prior year, and were 14.9 percent of sales, compared with 16.8 percent of sales in the prior year period. The increased spending was primarily due to the inclusion of Watertronics, $0.7 million of incremental expenses for additional environmental monitoring and remediation as part of an EPA work plan at our Lindsay, Nebraska facility and personnel related costs. Operating income of $11.8 million increased 81 percent compared with $6.5 million in the prior year period. Other expense of $1.7 million primarily resulted from foreign currency translation losses experienced from the volatility of exchange rates.
Lindsay’s backlog of unshipped orders at November 30, 2008 was $40.1 million compared with $51.2 million at November 30, 2007. Irrigation backlog of $23.8 million decreased $6.1 million ($9.0 million prior to the inclusion of Watertronics) from the first quarter of fiscal 2008, and decreased $47.9 million from August 31, 2008. Infrastructure backlog of $16.3 million decreased $5.0 million from the first quarter of fiscal 2008 and decreased $4.3 million from the fiscal 2008 year-end.
Outlook
Rick Parod, president and chief executive officer, commented, “General economic conditions and agricultural commodity prices turned unfavorable during the quarter, which is expected to adversely affect future irrigation equipment demand. These economic changes did impact the incoming order rate during the quarter, with orders received down considerably from the high level experienced in fiscal 2008. However, the first quarter is a seasonally-low sales period for the U.S. market, and not a good indicator of future demand. We have taken action to adjust our staffing and other expenses, and we will continue to monitor the current economic situation and take appropriate action.”
Lindsay also announced today that Barrier Systems Sales & Service, LLC, a wholly-owned subsidiary, has been awarded a contract for approximately $19.6 million to provide moveable barrier and barrier transfer machines for a section of toll road in Mexico City. The contract will also include crash cushions and gate products supplied by Barrier Systems. Work on the contract is currently underway with an estimated completion date of January 2010.
Parod commented, “We are pleased at the opportunity to provide a solution, in part, to the traffic congestion issues facing Mexico City. While general economic conditions have deteriorated, we are optimistic about the opportunities that may develop for our infrastructure segment. We are well positioned to take advantage of incremental U.S. spending for roads and bridges. The drivers for our markets, which include expanded food production, efficient water use, and improvements in transportation safety, remain very positive for long-term growth in our business segments.
First-Quarter Conference Call
Lindsay’s fiscal 2009 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. The conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At November 30, 2008, Lindsay had approximately 12.3 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “intend,” “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	November 30,	November 30,	August 31,
($ in thousands, except par values)	2008	2007	2008
ASSETS
Current Assets:
Cash and cash equivalents	$28,298	$17,324	$50,760
Marketable securities	—	8,207	—
Receivables, net of allowance, $1,241, $1,029 and $1,457, respectively	84,089	60,437	88,410
Inventories, net	72,488	54,964	53,409
Deferred income taxes	7,754	5,645	8,095
Other current assets	6,627	8,453	7,947

Total current assets	199,256	155,030	208,621

Property, plant and equipment, net	55,669	47,286	57,571
Other intangible assets, net	29,195	27,713	30,808
Goodwill, net	23,333	18,829	24,430
Other noncurrent assets	4,973	6,112	5,447

Total assets	$312,426	$254,970	$326,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,300	$24,664	$32,818
Current portion of long-term debt	6,171	6,171	6,171
Other current liabilities	33,058	25,427	43,458

Total current liabilities	72,529	56,262	82,447

Pension benefits liabilities	5,606	5,426	5,673
Long-term debt	24,082	30,253	25,625
Deferred income taxes	12,197	10,036	11,786
Other noncurrent liabilities	4,281	5,503	5,445

Total liabilities	118,695	107,480	130,976

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,093,191, 17,795,683 and 18,055,292 shares issued and outstanding in November 2008 and 2007 and August 2008, respectively)	18,093	17,796	18,055
Capital in excess of stated value	26,818	12,924	26,352
Retained earnings	245,019	207,422	239,676
Less treasury stock (at cost, 5,813,448, 5,998,448 and 5,843,448 shares in November 2008 and 2007 and August 2008, respectively)	(92,796)	(95,749)	(93,275)
Accumulated other comprehensive income, net	(3,403)	5,097	5,093

Total shareholders’ equity	193,731	147,490	195,901

Total liabilities and shareholders’ equity	$312,426	$254,970	$326,877

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended
	November 30,
(in thousands, except per share amounts)	2008	2007

Operating revenues	$113,121	$75,928
Cost of operating revenues	84,472	56,632

Gross profit	28,649	19,296

Operating expenses:
Selling expense	6,763	5,130
General and administrative expense	8,349	6,144
Engineering and research expense	1,741	1,506

Total operating expenses	16,853	12,780

Operating income	11,796	6,516

Other income (expense):
Interest expense	(625)	(599)
Interest income	316	476
Other income (expense), net	(1,706)	114

Earnings before income taxes	9,781	6,507

Income tax provision	3,459	2,141

Net earnings	$6,322	$4,366

Basic net earnings per share	$0.52	$0.37

Diluted net earnings per share	$0.51	$0.36

Weighted Average shares outstanding	12,250	11,766
Diluted effect of stock equivalents	235	462

Weighted average shares outstanding assuming dilution	12,485	12,228

Cash dividends per share	$0.075	$0.070

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	Years Ended November 30,
($ in thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$6,322	$4,366
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization.	2,686	2,131
Provision for uncollectible accounts receivable	27	(68)
Deferred income taxes	338	281
Stock-based compensation expense	457	572
Other, net	67	(36)
Changes in assets and liabilities:
Receivables, net	1,507	(12,114)
Inventories, net	(22,684)	(11,612)
Other current assets	(44)	(983)
Accounts payable	2,128	4,424
Other current liabilities	(6,489)	161
Current taxes payable	(867)	604
Other noncurrent assets and liabilities	225	(2,873)

Net cash used in operating activities	(16,327)	(15,147)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,275)	(4,502)
Proceeds from sale of property, plant and equipment	6	5
Acquisition of business, net of cash acquired	—	(3,520)
Proceeds from settlement of net investment hedge	859	—
Purchases of marketable securities available-for-sale	—	(13,860)
Proceeds from maturities of marketable securities available-for-sale	—	33,265

Net cash (used in) provided by investing activities	(1,410)	11,388

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	116	307
Principal payments on long-term debt	(1,543)	(1,543)
Net borrowings under revolving line of credit	(1,630)	—
Excess tax benefits from stock-based compensation	328	373
Dividends paid	(920)	(826)

Net cash used in financing activities	(3,649)	(1,689)

Effect of exchange rate changes on cash	(1,076)	1,750

Net decrease in cash and cash equivalents	(22,462)	(3,698)
Cash and cash equivalents, beginning of period	50,760	21,022

Cash and cash equivalents, end of period	$28,298	$17,324